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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use of our report dated April 26, 1996 on the financial statements and the financial highlights of FPA Crescent Portfolio (formerly "The Crescent Fund"), a series of shares of the UAM Funds Trust. Such financial statements and financial highlights appear in the 1996 Annual Report to Shareholders which is included in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of UAM Funds Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                          /s/ Tait, Weller & Baker
                                          TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
January 2, 1997